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                                  tectonic(TM)
                                   network

For Immediate Release

Media Contacts:                                 Investor Relations
Kathy Conrad                                    Sherwin Krug
Tectonic Network, Inc.                          Tectonic Network, Inc.
(303) 799-3638, ext. 4407                       (678) 797-4601
kathy.conrad@tectonicnetwork.com                sherwin.krug@tectonicnetwork.com


                TECTONIC NETWORK, INC. ANNOUNCES RESULTS FOR ITS
                    THIRD FISCAL QUARTER ENDED MARCH 31, 2005


Kennesaw, Georgia - May 20, 2005 -- (OTCBB: TNWK) Tectonic Network, Inc., formerly Return On Investment Corporation, reported financial results for the third fiscal quarter ended March 31, 2005.

Tectonic Network's revenues for the quarter ended March 31, 2005, decreased by $401,048 or 67.6% to $192,227 compared to $593,275 for the quarter ended March 31, 2004. Net loss from continuing operations for the quarter ended March 31, 2005 was $3,180,934 compared to $1,542,291 for the quarter ended March 31, 2004. Net income for the quarter ended March 31, 2005, which included proceeds from the sale of substantially all of the assets of the Company's subsidiary, GO Software, Inc., amounted to $6,779,855 compared to a net loss for the quarter ended March 31, 2004 of $1,649,433. The decrease in revenue for the three-month period is primarily due to management and sales staff having concentrated their attention on working with existing customers to address the Company's change in strategy. This strategy is to no longer focus on regional print directories but in response to a market demand to move towards national directories and publications which cater to particular segments of the building industry e.g., roofing, building interiors and building openings. The net income for the quarter is the result of gain on the sale of the assets of GO Software on February 28, 2005 in the amount of $9,933,865.

Tectonic Network's revenues for the nine months ended March 31, 2005 increased by $265,264 or 39.9% to $929,726 compared to $664,462 for the nine months ended March 31, 2004. Net loss from continuing operations for the nine months ended March 31, 2005 was $9,107,888 compared to $3,206,618 for the nine months ended March 31, 2004. The net income for the nine months ended March 31, 2005 amounted to $1,810,646 compared to a net loss for the nine months ended March 31, 2004 of $3,077,671. The increase in revenues for the nine month period is primarily due to an increase in consulting fee revenue as a result of the work performed under new consulting contracts signed by the Company. Net income for the nine months primarily resulted from gain on the sale of the assets of GO Software on February 28, 2005 in the amount of $9,933,865, as well as income from the discontinued operations of GO Software through the date of the sale in the amount of $984,669.

Tectonic's President and CEO, Arol Wolford, stated, "In the current quarter, the Company completed a refinancing in the form of a convertible $4 million Term Note and a $1.5 million convertible revolver with a lender, completed the sale of the assets of our GO Software subsidiary and also changed the name of the
Company to Tectonic Network, Inc. While revenues were much lower than anticipated, due to a longer than expected sales cycle and certain changes in our business, we have refocused our sales efforts and product lines and have also begun taking actions to reduce the expense base until greater revenues are generated".

In accordance with GAAP, during the fiscal quarter ended December 31, 2004 the Company began to present GO Software as a discontinued operation in its financial statements. The financial information below for the fiscal quarter ended March 31, 2004 has been recast to reflect GO as a discontinued operation.

                     TECTONIC NETWORK, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
           FOR THE THREE AND NINE MONTHS ENDED MARCH 31, 2005 AND 2004
                                   (Unaudited)

                                                              Three Months Ended              Nine Months Ended
                                                           Mar. 31,        Mar. 31,       Mar. 31,        Mar. 31,
                                                            2005            2004           2005             2004
Revenues                                                  192,227         593,275         929,726         664,462

Expenses
  Cost of Revenues                                         11,392         302,124          14,866         351,871
  General and Administrative                            1,037,227         860,732       3,733,848       2,062,357
  Sales and Marketing                                     863,838         616,229       2,387,284         845,931
  Research and Development                                292,717         248,890         341,557         269,944
  Depreciation and Amortization                           375,834          24,183       1,122,308          89,976
  Net Interest Expense                                    792,153          83,408       2,437,751         251,001
                                                     ------------    -------------   ------------    ------------
Loss from Continuing Operations                        (3,180,934)     (1,542,291)     (9,107,888)     (3,206,618)

Income (Loss) from Discontinued Operations                 26,924        (107,142)        984,669         128,947
Gain on Discontinued Operations                         9,933,865              --       9,933,865              --
                                                     ------------    -------------   ------------    ------------
Net Income (Loss)                                    $  6,779,855    $ (1,649,433)   $  1,810,646    $ (3,077,671)
                                                     ============     ============   ============    ============

Earnings (Loss) Per Share - Basic and Diluted
  Continuing Operations                              $       (.23)   $       (.12)   $       (.66)   $       (.28)
  Discontinued Operations                                     .72            (.01)            .79             .01
                                                     ------------    -------------   ------------    ------------

Earnings (Loss) Per Share - Basic and Diluted        $        .49    $       (.13)   $        .13    $       (.27)
                                                     ============     ============   ============    ============
Common Shares Outstanding - Basic and Diluted
                                                       13,867,054      12,630,378      13,852,219      11,445,615
                                                     ============     ============   ============    ============

About Tectonic Network, Inc.   www.tectonicnetwork.com

Tectonic Network, Inc., (OTCBB:TNWK), provides end-to-end marketing and sales support solutions that connect buyers and sellers of building products and construction services. The products and services of Tectonic Network make it easier for designers, architects, contractors, and owners to find, select and buy commercial building products. The Company combines seasoned professionals from the design, construction, building products, and AEC information industry with the latest information, technology, and tools. With our significant combined user base, we are also able to deliver higher market awareness, and more efficient sales channels for our clients.

Forward-Looking Statements

This release contains forward-looking statements, which reflect the Company's current expectations regarding future events. To the extent any statements made in this release contain information that is not historical, these statements are essentially forward looking and are often identified by words such as "anticipate," "expect," "estimate," "intend," "project," "plan" and "believe." Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Readers should also carefully review the risk factors described in other documents Tectonic files from time to time with the Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-QSB specifically the section titled Divestiture of GO, Liquidity and Going Concern, its Annual Report on Form 10-KSB, and Current Reports on Form 8-K. The reader is cautioned not to rely on these forward-looking statements. The Company disclaims any obligation to update these forward looking statements.

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